Exhibit 10.26

June 10, 2018

Cameron Turtle

Via email

Dear Cameron:

Eidos Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be SVP, Corporate Development. You will report to the Company’s Chief Executive Officer and you shall have such powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the position of SVP, Corporate Development or other positions that you may hold from time to time. During your employment with the Company, you will not engage in any outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a starting salary at the annual rate of $310,000, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan and 401(k)), subject to the terms of such plans.

4. Bonus. Compensation for this position also includes participation in the Company’s bonus plan with an annual target bonus of 30% of your annual salary. Your bonus will be based on the Company’s overall goals as well as your individual goals. For each year during the term of this letter agreement, you will be eligible to receive a bonus (pro-rated in the case of any partial year during which you were employed by the Company) based on a determination by the Company’s Board (or a committee thereof) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year.

5. Stock Options. Subject to the approval of the Board, you will be granted an option to purchase 23,920 shares of the Company’s Common Stock (the “Option”), effective upon the completion of the Company’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to awards granted under the Eidos Therapeutics, Inc. 2018 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The option shares will vest in equal monthly installments over the next 48 months of your continuous service for the Company from the effective commencement date of your employment, as described in the applicable stock option agreement under the Plan in the form previously approved by the Board.

6. Severance. In the event your employment is terminated by the Company (or its acquirer or successor) without Cause or if you resign for Good Reason within one (1) month before or twelve (12) months after a Change in Control (as defined in the Plan), subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you will be entitled to be paid a lump sum payment equal to six (6) months of your then-current base salary, a pro-rated bonus in accordance with Section 4 above, and six (6) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Change in Control Severance”). In the event you are terminated by the Company without Cause or if you resign for Good Reason other than in connection with a Change in Control as described above, subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you will be entitled to be paid a lump sum payment equal to three (3) months of your then-current base salary, a pro-rated bonus in accordance with Section 4 above, and three (3) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Severance”). If the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the Change in Control Severance or the Severance, as the case may be, shall be paid in the second calendar year and no later than the last day of such 60-day period. Furthermore, to the extent you become eligible for health benefits under a subsequent employer’s health plan within six (6) months of your termination date, you agree to return a pro-rated amount of the COBRA reimbursement to the Company (or its acquirer or successor) within sixty (60) days from when you first become eligible to participate in the subsequent employer’s health plan.

7. Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A .

8. Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Should you accept this offer, your start date of employment will be June 18, 2018.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Christine Siu

Christine Siu
Chief Financial Officer
EIDOS THERAPEUTICS, INC.

I have read and accept this employment offer:

/s/ Cameron Turtle
Cameron Turtle

Dated:	June 13	, 2018

Attachment

Exhibit A: Employee Confidentiality and Assignment Agreement

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